Conference Call Transcript

SCST — Q2 2005 SCS Transportation Earnings Conference Call

Event Date/Time: Jul. 19. 2005 / 8:00AM CT

Operator

Good morning. I will be your conference facilitator. At this time I would like to welcome everyone to the SCS Transportation second quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer period. (OPERATOR INSTRUCTIONS).

With us today are Bert Trucksess — Chairman, President, and CEO; Jim Bellinghausen, Vice President of Finance and CFO; and Greg Drown, Treasurer.

Thank you. Mr. Drown, you may begin your conference.

Greg Drown

Good morning, everyone, and thanks for joining us. For those of you that don’t have a copy of our earnings release it is available on our web site.

The SEC encourages companies to disclose forward-looking information so investors can better understand the future prospects of the company and make important investment decisions. During this call, some forward-looking statements within the meanings of the Private Securities Litigation Reform Act of 1995 could be made. These forward-looking statements and all other statements that may be made on this call that are not historical facts are subject to a number of risks and uncertainties and actual results may differ materially. We refer you to our earnings release and our most recent SEC filings for more information on the risk factors that could cause actual results to differ.

I will now turn the call over to Bert Trucksess.

Bert Trucksess

Good morning, everyone. Consolidated results for the second quarter — revenue, operating income and net earnings — are up modestly from the prior year. At the operating company level we have 2 different stories. Saia continues to grow and improve results, despite the impact of some unusual items. Meanwhile, Jevic underperformed — largely due to weaker than expected tonnage.

I will spend the majority of this call reviewing trends and initiatives of the operating companies but first; Jim Bellinghausen will briefly review our consolidated results.

Jim Bellinghausen

Good morning. Consolidated revenue for the second quarter was $272 million up 10% from the second quarter of 2004. Excluding fuel surcharges, revenue was up about 5%. Both Saia and Jevic implemented general rate increases of just under 6% during the quarter. Saia implemented its increase on May 2, a month earlier than last year. And it applies to just under 25% of the revenue. Jevic’s increase was implemented on June 6, consistent with last year and it applies to about 40% of their revenue.

Operating income for the second quarter was $12.2 million, up 7% from the second quarter of 2004. This year’s quarter included $2.5 million in higher-than-anticipated expenses at Saia from severe accident and an adverse verdict related to an isolated incident involving in a 2001 termination of an employee.

Last year’s second quarter included $1.1 million in integration charges at Saia and accident expenses were about $1.4 million higher than historical levels. It is coincidental that Saia experienced increased accident severity in the second quarter of 2004 and 2005. As we have previously disclosed, our auto liability retention level is $2 million, largely because lower retention level programs are not economically available.

As a result, severe accidents do create volatility in quarterly earnings. Both Saia and Jevic continued to invest strong safety programs. We believe this, in conjunction with an appropriate self-insurance plan, is the most cost-effective approach to managed risks over the long term.

Our effective tax rate year-to-date was 41%, which we expect to be our full-year effective tax rate as well. Our net income in the second quarter was $5.8 million and earnings per share were $0.38 compared to our second-quarter 2004 earnings per share of $0.36. The prior year quarter included integration charges of $0.04 a share.

Second-quarter net capital expenditures were $9 million and depreciation expense was 12 million. We expect net capital expenditures for 2005 — including several strategic real estate opportunities in Saia’s current geography — to be in a range of $70 to $80 million.

Jevic capital expenditures are projected to be about $21 million and pertain to replacement of tractors and trailers. The balance of capex relates to Saia.

Consolidated depreciation expense is expected to be just under $50 million. As of June 30, debt net of our $8 million cash position was $111 million and our net debt to capital ratio was 34%. During the quarter the Company purchased about 517,000 shares of our stock at an average price of $17.74 under the stock repurchase program we announced on May 3.

We have utilized 46% of the 20 million authorized for this program.

I will now turn it back to Bert to discuss details on operating company performance.

Bert Trucksess

I will start by reviewing results at Jevic. For the quarter, revenue was 86 million up 3% from last year, down slightly if you exclude the impact of fuel surcharges.

As you can see from the detailed statistics attached to our earnings release, revenue results were driven by pricing gains that were more than offset by tonnage declines. LTL tonnage was down 6% from the prior year while truckload tons were down 2%.

Like most trucking companies, Jevic’s business is subject to substantial operating leverage which can be positive when volumes increased but which is unfavorable when volumes decline. Despite continuing progress on cost management initiatives, the diseconomies (ph) of the volume declines resulted in operating income of $500,000 — well below last year’s 3.6 million. The resulting operating ratio was 99.4.

The tonnage weakness is largely company- and segment-specific and account losses result from 2 main reasons. One, competitive factors and two, lag effects from 2004 service issues. Competitive factors at Jevic are quite different from what we are seeing at Saia. Supply demand fundamentals are not as favorable and we are seeing more instances of aggressive pricing. Some discounts have been extreme and we have chosen not to match. In addition, demand from chemical customers — Jevic’s largest segment — has been spotty and below expectation.

With respect to service, operating and management changes implemented in January achieved their goal and continue to be successful in restoring consistently high levels of service. However, carryover and lag affects of 2004 service issues continue to cause business losses into the middle of the second quarter. Given the strong year-to-date service we expect tonnage trends to rebuild and we believe Jevic has now replaced about 1/3 of the lost business.

In addition to service initiatives, Jevic also continues to implement operating and network cost efficiencies, subject to several practical constraints. Today, Jevic’s driver population is about 2.5% higher than a year ago, even though tonnage is down. Part of this pertains to necessary investments to maintain strong service levels, especially given today’s hours of service requirements.

Also Jevic is consciously reducing purchased transportation, which in 2004 became significantly more expensive and less reliable. Additionally, given seasonality and driver recruiting cost, it does not make sense to downsize driver resources as Jevic is rebuilding tonnage and moving into their peak season.

However, despite these practical constraints, Jevic is implementing changes in its operations for lane-specific volumes as well as achieving better productivity.

Since our April conference call, Jevic has implemented various salary, general, and administrative cost reductions. At the end of the second quarter, the number of employees excluding drivers and dock workers was down almost 10% from the second quarter of last year and 7% below the end of December 2004.

Other nonemployee expenses have also been reduced going forward. Due to severance and other timing effects, we estimate a second-quarter benefit from these expense reductions of about $400,000. Net of planned driver and dockworker wage increases in early September, we project savings from these general and administrative cost reductions to be about 1 million in the third quarter and about 700,000 in the fourth quarter.

Going forward, Jevic needs to achieve meaningful incremental progress in the second half of 2005 over the current and unacceptable first-half performance. In the next 2 years, Jevic must achieve a level of profitability that allows it to earn its cost of capital.

We know from our marketing and sales initiatives that customers value the Jevic Breakbulk-Free service. Given current service excellence, improved cost efficiency, expected operating leverage benefits from volume gains, and competitive but disciplined pricing we expect Jevic to be successful in achieving that improvement.

Now let’s move over to Saia which accounts for over 2/3 of consolidated revenue and where the story is much more positive as they continue to leverage opportunities for growth and improve profitability.

Second-quarter revenue was 186 million, up 13% from the second quarter of 2004. Saia benefited from momentum of its 2004 Midwest expansion as well as some gains from recent industry consolidation. Saia LTL revenue per hundredweight, excluding fuel surcharge, increased 5% versus last year’s quarter while LTL revenue per hundredweight including field surcharge was up 9%. Together, these numbers indicate effective management of both the discount and surcharge aspects of pricing.

LTL tonnage was up 4% when the volume growth rates gaining momentum during the quarter after a relatively weak March and April. Due to favorable revenue trends and effective cost management, Saia produced a second-quarter operating income of 12.5 million and an operating ratio of 93.3. Year-over-year improvements were strong whether you include or exclude the noise items this year and last.

Looking forward, Saia expects incremental revenue from its extreme guarantee program which it launched in the second quarter as the most comprehensive service guarantee offered in the market. We expect benefits in 2 ways. Increasing our presence in the time-definite segment, and accelerating growth in building loyalty with customers eligible for the program.

Jim reviewed the unusual accident severity for this quarter. Let me add my perspective.

Overall we are pleased with the progress we have made in the safety of our people and operations. Saia as well as Jevic have invested substantially in their safety programs over the past few years and we continue to see improvements in accident frequency and days lost to injury.

Unfortunately, severe accidents can still occur and when they do, they create volatility and have a bottom-line impact in that quarter.

Overall, we are pleased with the continued growth in profitability gains at Saia. We believe they’re well positioned to benefit from current market initiatives and add (ph) industry consolidation. And management continues to consider opportunities for further geographic expansion.

Lastly, I would like to discuss our consolidated outlook for 2005. We continue to see a healthy economy although growth in the industrial sector appears to be slowing more so than the overall economy. We use the blue chip economic indicators as our primary source for economic projections. Their consensus forecast from industrial production in 2005 and 2006 has dropped about .5 point over the past few months to 3.4 and 3.5 respectively.

Subject to the risk factors mentioned earlier, our annual earnings guide consistent with our July 7 release is a range of $1.35 to $1.50 per share. Included in this guidance are planned annual wage adjustments that Saia will be implementing in early August and Jevic in early September — both consistent with last year’s timing. We expect Saia’s seasonally adjusted second-half 2005 performance to be consistent with their first-half 2005 run rate without the second-quarter unusual items. We expect Jevic’s second-half performance to improve over its second-quarter run rate but be below its core performance in the second half of 2004.

Now we would be happy to open it up for questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Jordan Alliger with Deutsche Bank.

Jordan Alliger

Good morning. Can you talk a little bit about — sort of some of the competitive reasons why it seems that Jevic and the business it is in is being impacted, let’s say considerably more than some of the other areas in trucking. I know the chemical demand has been spotty but maybe a little bit more on the competitive side. What is going on there? And I guess following that, tonnage was down pretty heavily and I know you indicated from the cost standpoint, you expect the progression to improve.

What is it going to take those tonnages to turn positive? Is it really a function of the economy? Is it the service improvements you are working on, etc.?

Bert Trucksess

Thanks, Jordan, I think it’s a combination. Again, when we look at what has happened to volume and what needs to happen to volume the starting foundation is the service and, again, we’re very encouraged at where we are today as I mentioned in my comments. The service — the level of service and the consistency of that service has been really strong since January. So that is the foundation.

Beyond that when you just look at the marketplace there, we’ve not seen benefits consolidation to the same extent that we’ve seen in some other markets. We have some markets where we’ve had greater capacity expansion in niche segments. You have got that the chemical industry being spotty and even in some of Jevic’s geography, some of the chemical segments that we provide, for example, sell coatings for the auto industry and the segments that are tied to the auto industry are particularly weak.

So it is kind of a combination of all of those. But I would tell you that the main thing that we control is the service and we are pleased with that as a foundation.

Jordan Alliger

Just a follow-up. I just want to make sure I heard. The SG&A cost reduction you talk about I think 1 million in the third quarter and .7 in the fourth. Did you say that was net of the wage adjustments or before?

Bert Trucksess

That’s after funding those wage adjustments and just to be clear it’s kind of mixing apples and oranges there. Because the wage adjustments are operating wage adjustments, primarily for dock and driver. The SG&A expense reductions are actually more than those numbers and then — effective in September — it is about a 200,000 a month expense increase due to those wage increases kicking in.

Operator

Adrian Goss (ph) with Hartwell.

Adrian Goss

Given the operating difficulties with Jevic and given the clear separation between Saia and Jevic, can you talk a little bit about discussions, whether the two entities should remain within one company or whether there is an opportunity to create more shareholder value by splitting off the troubled child from the more successful one?

Bert Trucksess

I would just tell you that the holding company, you can be assured that we assess alternatives to the status quo whether it pertains to Saia, Jevic, acquisitions or new segments. We do that but having said that, let’s come back to Jevic and let me just acknowledge that we know that the current performance is unacceptable. And our focus is on fixing that. We feel the greatest shareholder value right now is fixing that core performance. We believe that management is pursuing the right initiatives. We expect them to be successful. We wish that you could wave the magic wand and it would happen right away but it does take time. We recognize that.

Having said that, we do expect to see improvement in the second half and as I said earlier, we do expect Jevic to be successful in improving its profitability up to a level where it’s earning — the cost of capital, let’s say 10%, in a couple of years. That is what we are focused on.

Adrian Goss

What impediments, if any, are there to spinning Jevic out to current shareholders and thereby seeing an increase in multiple for the Saia business and letting shareholders decide their own view on Jevic?

Bert Trucksess

I wouldn’t want to get into a detailed hypothetical on that other than to say, right now with our consolidated market cap I don’t think it makes a lot of sense to split our Company into 2 pieces that each would be smaller. I’m not sure that would be economical from market liquidity standpoint.

Operator

Jack Waldo with Stephens Inc.

Jack Waldo

My first question is on business trends. The press release indicated that LTL tonnage strengthened throughout the quarter. Could you give us the monthly business trends in 2Q ‘05 and how July is shaping up so far?

Bert Trucksess

Let me talk a little bit about that. If you go back to our first quarter conference call, we did indicate in that call that growth did weaken a little bit in the first quarter and you get a little bit of noise in how good Friday affects individual months. So bear with me on this.

In January, we were looking at LTL tonnage per day; and this is pro forma where we add cart volumes back into the prior year even though we didn’t yet own them in January in the prior year. We were up about 4.6%, in February, it was about 3.7. The March and April numbers were around about a 1% increase and that’s actually taking the actual date and subjectively adjusting it for what we estimate the Good Friday noise to be. That is, Good Friday was in the first quarter this year. It was in April last year. So we were down to about a 1% LTL tonnage gain in those two months.

In May it was 3.4 and in June it was just over 5%. I am very encouraged at what we are seeing in July. But I am also cautious in that we’ve had half-time periods where something is very strong or something is very week in interim periods; and I am reluctant to draw too much conclusion about very short-term interim periods.

Jack Waldo

Do you think that the lull was more from Company-specific initiatives to enhance yields? Or was it more — do you see something — do you see the economy hitting a soft patch?

Bert Trucksess

I guess the latter, Jack, because I don’t really — in these particular time periods I don’t see where we were really doing something on our end that would have created that kind of difference between the months.

Jack Waldo

Speaking of Saia can you give us a sense on the growth rate in those lanes that were created from the Clark acquisition?

Bert Trucksess

Generally if you look at the overall tonnage trends and revenue trends that we saw at Saia I would tell you that we’ve seen — across their network — a broad-based improvement. We have got some areas where we know we had account specific losses. Largely ones wherein, I guess, last summer we had deselected some accounts but those business levels would have still been in the second quarter base last year.

Then we’ve got some other regions that have benefited from some of the industry consolidations. But if you step back and then look at everything else, the strongest regional growth we have had has been in those markets that would be those Midwest markets feeding into Saia’s old base system. And that has been where the growth has been the strongest.

Jack Waldo

Do you feel that your sales force is still moving up the learning curve with regard to the cross selling opportunities?

Bert Trucksess

No I think that, I think that was — you’re always working with training — ongoing training — of your sales force. But in terms of those particular markets, that was accomplished last year.

Jack Waldo

Then, turning to the capacity issue and I was very impressed with the rate improvements we saw at Saia. I think they were highest in over 5 years. Could you talk about — did you have a change in your business mix to cause that? Or is it a supply demand issue? Did your length of haul change much?

Bert Trucksess

We did — first and foremost, the pricing was — it was a very favorable pricing environment. The absolute numbers that you saw did benefit from an increased length of haul. We saw the length of haul go up about 4% to — it is just under 600 miles now. So we did get a benefit from that. We lost a little bit in terms of weight per shipment increasing. But the bulk of the number that you see there was real pricing improvement. Pricing fundamentals were very good in the second quarter.

Jack Waldo

How — what is your view on that supply demand dynamic for Saia? There has been a lot of talk about how a lot of capacity is coming in, especially from some of your private carriers. Do you think there is currently excess supply and with your competitors do you view them as maybe adding capacity a little bit too aggressive?

Bert Trucksess

I’m still favorably impressed with the supply demand fundamentals in Saia’s market. If you look at the first half of the year when, seasonally, you don’t have the same extent of demand, there probably were parts of the year where there was excess capacity just as there always is in that seasonal part of the year. And as we move into the peak season, I think capacity is going to be tight. We had — Saia achieved the strongest revenue days in its history and, I think, 3 of the days were in June and normally that’s a good time of year. But you would expect your strongest revenue base to be occurring in the fall. So I am encouraged at supply demand fundamentals in Saia’s market.

Jack Waldo

On account of the (indiscernible) issue, could you discuss a little bit on the inflationary prices on tractors and trailers, i.e., how much are you paying today for a tractor and trailer compared to a year ago? Also are you doing any type of prebuy?

Bert Trucksess

Just the general comment. The price inflation has been low double digits which part of that goes to some of the commodity inflation that we’ve seen that goes into the components. So we have seen an increase there and we are not really prebuying. We’ve kind of had a committed program of looking at our replacement cycles there and tried to even the peaks out and we’ve been buying on a set schedule.

Jack Waldo

Last question, Bert, you have always targeted OR goals over the next 18 to 24 months for both Saia and Jevic. I think Saia at last count was about a 93 and a Jevic was about a 95. Given what you are seeing right now at both subsidiaries how has that changed? Is Saia a little bit more ahead of schedule than you expected? And is Jevic going behind schedule?

Bert Trucksess

That’s probably a fair assessment. I mean, again, we are encouraged with what we are seeing at Saia. They — unfortunately we have these noise items but they seem to be on track to achieve those kinds of results. And by the way we’ve always said that the timing of that could be affected if we were to do a geographic expansion we might go sideways on margin. We wouldn’t be going sideways on operating income growth but maybe sideways on margin. And absent a growth initiative for Saia, we are still on track there.

On Jevic, you know, I’m still saying we need to achieve that improvement in 2 years. You could say, well, I slipped the time another quarter, and we are just not currently performing where we need to be. So we’ve got a bigger step up to get to those levels; but that is still the goal and that’s what we want to achieve.

Operator

Jason Seidel with Credit Suisse First Boston.

Jason Seidel

Couple of quick questions. I guess we will start with Saia first. You mentioned you expect some benefits from the Extreme Guarantee program. Bert, remind me. What percent of your customers are eligible for the Extreme Guarantee at the moment?

Bert Trucksess

Let me go back before I even do that. Saia delivers about 60% of its freight the next day with a very high degree of reliability. So, historically, we’ve kind of looked at this as a market that is going to be small for Saia. If you go back a year ago, it was just — I think it was like 7/10 of a percent of consolidated revenue. But today it’s grown 50% on that very small number. So it is 1.2% still very small. And what we are looking at here — this is a program that could potentially be available to any customer — but the segment that we think it’ll have the most appeal would be our field accounts.

Our field accounts are — it’s a huge segment. It is basically half the business. The benefit here is to provide this as a discrete service to the customer where if they have a periodic time definite need, they will have access to the program. But also it’s in offering that customer the overall bundle of benefits that they get from doing business with Saia of which this then becomes a piece.

So I think it is still — I don’t know that I want to give you a percent as to what it is going to actually grow to be but I think it is very value-added for field accounts in particular.

Jason Seidel

So small right now. Potential to be more down the road?

Bert Trucksess

Yes.

Jason Seidel

Fair enough. Sticking with Saia, Bert, I just missed your comment about the revenue for a hundredweight. What it was up X fuel. Did you say 3, 3.5? I’m sorry. I didn’t get it.

Bert Trucksess

Yes. That is actually attached to the earnings statistics and if you look at second quarter; LTL revenue per hundredweight was up 4.9, excluding fuel surcharge, and up 9.3, including our field surcharge. And as I mentioned, it was the result of very good pricing fundamentals with some benefit of length of haul.

Jason Seidel

And you said length of haul was — did you say, slightly under 600 miles?

Bert Trucksess

Yes.

Jason Seidel

Turning a little bit to Jevic. You mentioned one of the problems in the quarter was spotty demand from the chemical shippers. If we exclude sort of the chemical freight that Jevic delivers, what were the revenue trends like?

Bert Trucksess

Well they were still down for the reasons. I mean the service issues that we talked about were fundamental; and that is what basically drove the overall tonnage strengths.

Jason Seidel

If I go back to the fourth quarter, correct me if I’m wrong, what happened with Jevic was we saw some service problems. Jevic putting some money to work to correct some of these problems and then we hit the first quarter. Some of these customers left you anyway and therein lies some of the problem.

Now you said you replaced about 1/3 of the business. Have any of these customers come back to Jevic and do you anticipate more doing so?

Bert Trucksess

When we lost business, in some cases we lost an entire account and in other cases we lost part of the business and, yes, in some cases some of the business has returned. The comment about we’ve replaced 1/3 of the business is both totally new businesses coming on with some additional business from pre-existing customers that may have diverted some of it away.

Jason Seidel

Bert, I’m going to go to one of your comments here. You said Jevic must improve in the second half of this year. And I was interested in you using the term “must improve”. If Jevic does not improve on its first-half results I mean are you going to take a look at your options in the second half of this year, maybe early ‘06?

Bert Trucksess

We are very committed to achieving improvement in their operations. Jevic’s management is committed. We are confident that they have got the right initiatives to realize those improvements; and that’s our focus. We expect to be successful in improving over the current run rate. It will not get us to where we ultimately need to be. That is going to take more time. So that is our focus. We expect to be successful in improving performance.

Jason Seidel

And one more thing. You mentioned that your goal is to get Jevic earning their cost of capital but you mentioned you do not expect that for a few years. Is that correct?

Bert Trucksess

Yes, basically, I think realistically we kind of have a 2 year objective and that’s if you come back go back in time I said that if Jevic can earn a 95 operating ratio — which is higher than what it did in its peak profitability years — but at a 95 operating ratio they can earn their cost of capital. That is where we want to get them and we want to get them there in 2 years.

Jason Seidel

Thanks.

Operator

(OPERATOR INSTRUCTIONS) Art Hatfield with Morgan, Keegan.

Art Hatfield

Just 1 question. I think most of my concerns and questions have been answered, but one thing you haven’t talked about — and I would like you to kind of discuss if you have got any feel is — what sort of impact in July you’ve seen due to the closure of USF Dugan?

Bert Trucksess

We have seen Saia’s revenue levels strengthen in July, relative to even the strength that we saw in June. As I said before, we have had historical time periods where we’ve had short-term periods where things happen that are favorable and things that happened that are unfavorable in volume that, over time, don’t get sustained.

So I think it is little bit early to draw any conclusion about whether those volumes, that additional volume we’ve seen in July will be sustained through the third quarter. The earnings guidance that we gave on Saia does temper our volume projections in that regard. We’ve not built a stair step improvement in volume in our second-half outlook.

Art Hatfield

Yes; that was my second question. If you look at second-quarter performance of Saia it was extremely well, particularly if you exclude the one-time issues of the accidents and the operating ratio was phenomenally good.

When you gave your guidance for the second half it seemed to me — and correct me if I’m wrong here, Bert — but you are really tempering your expectations for the second half on Saia given the fact that you seem like you already had a very strong second quarter. And it’s — given what you said I’m making the assumption that you are assuming, maybe, a softening of the performance at Saia. Or if that is the flattish performance at Saia, relative to the second quarter?

Bert Trucksess

I think there is some upside on Saia. But in the second quarter, remember that compared to last year, we did the general rate increase a month earlier. So we had 2 months of that general rate increase on a little bit less than 25% of their business. In August, they will have a wage increase kicking in, which was not in the second quarter. So that, coupled with just trying to be cautious in our projections, is what is behind our statement that we expect their second half to in effect be seasonally consistent, seasonally adjusted with what we saw in the first half — again, without the noise items.

Art Hatfield

Thank you very much.

Operator

At this time there are no further questions. Mr. Trucksess, are there any closing remarks?

Bert Trucksess

No, thank you. Thank everybody for joining us today and we look forward to talking to you again in October. That concludes our call.

Operator

This concludes today’s SCS Transportation second-quarter earnings conference call. You may now disconnect.